                                                                                   EXHIBIT 12

                    MERRILL LYNCH PREFERRED CAPITAL TRUST IV
                    MERRILL LYNCH PREFERRED FUNDING IV, L.P.
                      COMPUTATION OF RATIOS OF EARNINGS TO
          COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS

                                                FOR THE THREE MONTHS ENDED MARCH 26, 1999
                                            -------------------------------------------------
                                            MERRILL LYNCH PREFERRED   MERRILL LYNCH PREFERRED
                                                CAPITAL TRUST IV         FUNDING IV, L.P.
                                            -----------------------   -----------------------
EARNINGS                                           $7,340,222                $8,596,995
                                                   ==========                ==========

FIXED CHARGES                                      $       --                $       --

PREFERRED SECURITIES DISTRIBUTION
  REQUIREMENTS                                      7,120,000                 7,340,222
                                                   ----------                ----------

TOTAL COMBINED FIXED CHARGES AND
  PREFERRED SECURITIES DISTRIBUTIONS               $7,120,000                $7,340,222
                                                   ==========                ==========

RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  SECURITIES DISTRIBUTIONS                               1.03                      1.17

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